Exhibit 17.1

From: Noam Band <noam@algomizer.com>

Date: Monday, February 3, 2020, 8:25 a.m.

Subject: Board resignation

To: Amihay Hadad <amihay@algomizer.com>, alon@L1-systems.com <alon@l1-systems.com>

Guys,

Please accept this email as my resignation from the Viewbix board effective immediately.

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/s/ Noam Band

+972-54-2288897